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                                                               Exhibit (a)(1)(N)


FOR IMMEDIATE RELEASE


                          REXAM ANNOUNCES EXTENSION OF
                  TENDER OFFER FOR AMERICAN NATIONAL CAN GROUP
                                TO JULY 19, 2000


            LONDON, ENGLAND (JUNE 30, 2000)--Rexam PLC announced today that its tender offer for all outstanding shares of common stock of American National Can Group had been extended until 5:00 p.m., New York City time, on Wednesday, July 19, 2000, unless further extended in accordance with the terms of the tender offer.

            The tender offer was previously scheduled to expire at 5:00 p.m., New York City time, on Friday, July 7, 2000.

            The tender offer remains conditioned on, among other things, (a) the tender of a majority of the fully diluted shares of common stock of American National Can; and (b) the satisfaction of conditions relating to European Community merger control regulations.

            The depositary for the offer, Citibank, N.A., had advised Rexam that 45,229,985 shares, or approximately 77% of the shares on a fully diluted basis, had been tendered and not withdrawn as of the close of business on Thursday, June 29, 2000.


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Contact:  Per Erlandsson, Rexam's Director of Corporate Communication, at
44 (0) 20-7227-4140.